EXHIBIT 99.1


                       PRESS RELEASE DATED MARCH 4, 2002














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GASCO
ENERGY



NEWS RELEASE
FOR IMMEDIATE RELEASE

                   GASCO SPUDS GREATER GREEN RIVER BASIN WELL
                     FORMS WYOMING AMI WITH CABOT OIL & GAS

DENVER - (BUSINESS WIRE) - March 4, 2002 - Gasco Energy, Inc. (OTCBB: GASE) today provided an interim update on its activities in Wyoming's Greater Green River Basin.

SOUTHWEST JONAH UPDATE
On Tuesday, February 26, 2002, Gasco began drilling the Yellow Point 21-26 well (100 percent WI) in Sublette County, WY. This exploitation well is an attempt to extend the prolific Jonah Field which is currently expected to recover approximately 2 Tcf of natural gas from the Lance Formation. The 21-26 well location offsets four successful Lance formation wells recently drilled by Forest Oil (NYSE: FST). Total depth is expected to be about 10,500 feet, or the top of the Mesaverde Formation, whichever is shallower. Caza Drilling, a Rocky Mountain drilling specialist, is the contractor on the turnkey project.

The Yellow Point 21-26, a seismically controlled "developcat," identified on a new 3-D survey, is the first well drilled within a newly formed Area of Mutual Interest (AMI) with Cabot Oil & Gas (NYSE: COG). The well is located two-thirds of a mile from Forest Oil drilled wells that showed initial production rates in the range of 8 MMcf per day to 18 MMcf per day. By drilling this well, Gasco will earn 50 percent of Cabot's interest, or 25 percent working interest in the 640-acre section.

The AMI, consists of nine sections (5,760 gross acres, 1,440 net acres) in the prolific Greater Green River Basin, a basin which has yielded more than 7.3 trillion cubic feet of natural gas and 849 million barrels of oil, making it one of this country's giant oil and gas producing basins. Cabot recently shot a 16-square-mile 3-D seismic survey covering close to 60 percent of the AMI acreage. Gasco has full access to the seismic data that was used to identify the new prospect that is being drilled and will continue to use the 3-D data to help identify new drilling locations within the AMI.



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Mark Erickson, Gasco President, said, "Working with Cabot in the new AMI will provide further exposure for Gasco and its shareholders as we team with a respected natural gas independent. The Southwest Jonah play could have immediate and meaningful impact from a reserves and cash flow perspective for Gasco. Based on the new seismic, great potential exists for upwards of twelve, 5 Bcf to 8 Bcf locations using the current 40-acre spacing. Greater upside is possible as operators within Jonah Field are currently evaluating 20-acre spacing. The Yellow Point project is another example of our management team using its technical expertise and extensive industry relationships to generate a high-potential exploitation opportunity. We are excited because of the potential exposure to substantial recoverable natural gas resources, the opportunity to generate near-term cash-flow, and there is no acreage acquisition cost."

Mike Decker, Gasco Executive Vice President and Chief Operating Officer, commenting on the recent Wyoming activities said, "We look at the Yellow Point 21-26 as a great exploitation opportunity because it has the potential to extend the Jonah Field. The four prolific Forest wells have already extended the field beyond what was previously believed to be the southwesterly field limits. These four wells in combination with the new 3-D data greatly reduce the risk of this venture. Gasco intends to continue to fully exploit advances in drilling and completion technology and in seismic technology as we work this new area and elsewhere."

                               ABOUT GASCO ENERGY
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 159,000 gross acres in Utah and has an Area of Mutual Interest agreement on 330,000 acres in the Greater Green River Basin of Wyoming. Go to WWW.GASCOENERGY.COM to learn more about Gasco Energy, Inc.

                           FORWARD-LOOKING STATEMENTS
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


Contact for Gasco Energy, Inc.:

King Grant, Chief Financial Officer
(303) 483-0044


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